As filed with the Securities and Exchange Commission on December 14, 2007

Registration No. 333-01030

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

RARE Hospitality International, Inc.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation or organization)

58-1498312

(I.R.S. Employer Identification No.)

8215 Roswell Road, Building 600

Atlanta, Georgia 30350

(Address, including zip code, of registrant’s principal executive offices)

LongHorn Steaks, Inc. Amended and Restated 1992 Incentive Plan

(Full title of the plan)

c/o Paula J. Shives, Esq.

Senior Vice President,

General Counsel and Secretary

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

(407) 245-4000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-01030) of RARE Hospitality International, Inc. (the “Company”), a Georgia corporation, filed on February 6, 1996, pertaining to 500,000 shares of the Company’s common stock issuable under the LongHorn Steaks, Inc. Amended and Restated 1992 Incentive Plan.

On October 1, 2007, Surf & Turf Merger Corp. (“Merger Sub”), a Georgia corporation and a wholly owned subsidiary of Darden Restaurants, Inc. (“Darden”), a Florida corporation, merged (the “Merger”) with and into the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of August 16, 2007, by and among Darden, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for treasury shares, shares owned by Darden, Merger Sub or any other wholly owned subsidiary of the Company or Darden, restricted stock and shares subject to dissenters’ rights, was converted into the right to receive $38.15 in cash. At the Effective Time (i) the treasury shares and shares owned by Darden or Merger Sub were cancelled for no consideration, (ii) the shares owned by any other wholly owned subsidiary of the Company or Darden remained outstanding, subject to certain adjustments, (iii) the outstanding shares of restricted stock were automatically converted into a certain number of shares of Darden restricted stock in accordance with the exchange ratio set forth in the Merger Agreement, (iv) the outstanding stock options were automatically converted into options to purchase a certain number of shares of Darden common stock in accordance with the exchange ratio set forth in the Merger Agreement and (v) the outstanding performance-based restricted stock units were automatically converted into stock units relating to a certain number of shares of Darden common stock, in accordance with the exchange ratio and subject to certain terms and conditions set forth in the Merger Agreement. As a result of the Merger, the Company became a wholly owned subsidiary of Darden.

Therefore, as of the Effective Time, all outstanding rights under the Company’s incentive plans have been converted as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on December 14, 2007.

RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ William R. White, III
Name:	William R. White, III
Title:	President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following person in the capacities indicated on the 14th day of December, 2007.

Signature	Title
/s/ William R. White, III William R. White, III	President, Treasurer and Director (principal executive, financial and accounting officer)